SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series, Crystal Strategy Absolute Income Fund, Crystal Strategy Absolute Return Fund and Crystal Strategy Leveraged Alternative Fund (the “Funds”)

This Agreement is made effective as of the 16th day of December, 2013 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, the Funds wish to sell to ALPS, and ALPS wishes to purchase from the Funds, shares of beneficial interest of each class of shares of the Funds in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, ALPS is delivering to the Funds payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

/s/ Jeremy O. May
By: Jeremy O. May
Its: President

ALPS SERIES TRUST,
on behalf of the Funds

/s/ JoEllen L. Legg
By: JoEllen L. Legg
Its: Secretary

Appendix A

Class A Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Crystal Strategy Absolute Income Fund	1	$10.00	$10
Crystal Strategy Absolute Return Fund	1	$10.00	$10
Crystal Strategy Leveraged Alternative Fund	1	$10.00	$10

Class I Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Crystal Strategy Absolute Income Fund	1	$10.00	$10
Crystal Strategy Absolute Return Fund	1	$10.00	$10
Crystal Strategy Leveraged Alternative Fund	1	$10.00	$10

Class R Shares

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Crystal Strategy Absolute Income Fund	1	$10.00	$10
Crystal Strategy Absolute Return Fund	1	$10.00	$10
Crystal Strategy Leveraged Alternative Fund	1	$10.00	$10